Exhibit 21 - Subsidiaries of Affinity Technology Group, Inc.

         Name                                Jurisdiction of       Percent Owned
                                              Incorporation

Affinity Bank Technology Corporation            Delaware, USA           100%

Affinity Clearinghouse Corporation              Delaware, USA           100%

Affinity Credit Corporation                     Delaware, USA           100%

Affinity Processing Corporation                 Delaware, USA           100%

Affinity Mortgage Technology Corporation        Delaware, USA           100%

decisioning.com, inc.                           Delaware, USA           100%

Multi Financial Services, Inc.                  Delaware, USA           100%